EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT made effective as of the 28rd day of May 2021.

AMONG:

HORIZON AIRCRAFT ULC, a body corporate with an office in the City of Lindsay, in the Province of Ontario

- and -

ASTRO AEROSPACE LTD., a body corporate with an office in the City of Lewisville in the state of Texas

(collectively, hereinafter called the "Corporation")

- and -

BRANDON ROBINSON, a resident of the City of Whitby, in the Province of Ontario (hereinafter called the "Executive")

WHEREAS the Corporation wishes to employ the Executive and the Executive wishes to be employed by the Corporation as the President of the Corporation;

AND WHEREAS the Corporation and the Executive wish to clarify the terms of the Executive's employment with the Corporation;

NOW THEREFORE, THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants herein contained, and for other good valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1

Definitions

In this Agreement, unless there is something in the context or subject matter inconsistent therewith, the following defined terms shall have the meanings hereinafter set forth:

(a)

"Affiliate" has the meaning set forth in the Business Corporations Act (British Columbia); provided that the Corporation and each of its Affiliates shall at all times be deemed to be Affiliates of the Corporation.

(b)

"Annual Salary" means the annual salary of the Executive as defined in Schedule "A", represented in USD currency.

(c)

"Associate" has the meaning set forth in the Business Corporations Act (British Columbia).

(d)

"Benefits" means the benefits and entitlements set out in Schedule "B";

(e)

"Board of Directors" means the Board of Directors of the Corporation.

(f)

"Change of Control" means the occurrence of any of:

(i)

the purchase or acquisition of Common Shares of the Corporation and/or securities convertible into Common Shares of the Corporation or carrying the right to acquire Common Shares of the Corporation ("Convertible Securities") as a result of which a Person, group of Persons or Persons acting jointly or in concert, or any Affiliates or Associates of any such Person, group of Persons or any of such Persons acting jointly or in concert (collectively the "Holders") beneficially own or exercise control or direction over Common Shares and/or Convertible Securities of the Corporation such that, assuming after the conversion of the Convertible Securities beneficially owned by the Holders thereof, would have the right to cast more than 50% of the votes attached to all Common Shares of the Corporation; provided that, the acquisition of Common Shares or Convertible Securities of the Corporation pursuant to the issuance of securities from treasury which results in a Holder beneficially owning or exercising control or direction over 50% of the votes attached to all Common Shares of the Corporation (assuming conversion of the Convertible Securities beneficially owned by Holders thereof) where the Board of Directors continues to be supportive of the direction of the Corporation under the management of the Chief Executive Officer or President shall not constitute a "Change of Control";

(ii)

approval by the shareholders of:

(A)

an amalgamation, arrangement, merger or other consolidation or combination of the Corporation with another entity pursuant to which the shareholders of the Corporation immediately thereafter do not own securities of the successor or continuing entity which would entitle them to cast more than 50% of the votes attaching to all of the Common Shares,

(B)

a liquidation, dissolution or winding-up of the Corporation,

(C)

the sale, lease or other disposition of all or substantially all of the assets of the Corporation,

(D)

the election at a meeting of the Corporation's shareholders of a number of directors, who were not included in the slate for election as directors approved by the prior Board of Directors, and would represent a majority of the Board of Directors, or

(E)

the appointment of a number of directors which would represent a majority of the Board of Directors and which were nominated by any holder of voting shares of the Corporation or by any group of holders of voting shares of the Corporation acting jointly or in concert and not approved by the Corporation's prior Board of Directors.

(g)

"Common Shares" means the common shares of the Corporation.

(h)

"Confidential Information" means information, data, technology, material or other property, of any kind and in whatever form, that is confidential or proprietary to the Corporation or any Affiliate or Associate, the disclosure of which could be reasonably expected to materially adversely affect the Corporation or any Affiliate or Associate or which the Corporation or any Affiliate or Associate is obliged by contract or law to treat as confidential. "Confidential Information" does not include information which is or becomes generally available to the public, other than as a result of a disclosure in violation of this Agreement, information which the Executive can conclusively establish was already lawfully in the possession of the Executive prior to the Executive's employment with the Corporation or information, the disclosure of which is required by regulation or law.

(i)

"Date of Termination" shall mean the date of cessation of the Executive's employment with the Corporation, regardless of the reason for cessation of employment.

(j)

"Effective Date" shall be the effective date of a Change of Control.

(k)

"Constructive Dismissal" shall mean the occurrence of any of the following events:

(i)

a material change (other than those which are clearly consistent with a promotion) in the Executive's position or duties, title or office, which includes any removal of the Executive provided that, such term shall not include a change consistent with the Corporation splitting a position into one or more positions in conjunction with a corporate reorganization based on the demands of such position so long as there is no reduction in the Executive's Annual Salary or a material reduction in Benefits or other remuneration or responsibilities taken as a whole; or

(ii)

a reduction by the Corporation in the Executive's Annual Salary or any material change in the basis upon which the Executive's Annual Salary is determined, provided however it is understood there may be economic circumstances wherein the Executive and the Corporation agree that it would be in the best interest of the Corporation to temporarily reduce the Executive's Annual Salary and the annual salary of other executives of the Corporation on a pro rata basis, conditional on reinstatement at some agreed time in the future and that such an event will not be considered as a Constructive Dismissal.

Provided, however, "Constructive Dismissal" shall expressly be deemed not to include the following:

(i)

the occurrence of any of the aforesaid events with the consent of the Executive; or

(ii)

termination of the employment of the Executive for Just Cause, Death or Disability or for the reasons described in Section 4.5.

(l)

"Just Cause" means any act or course of conduct which at law constitutes just cause and shall  include, without limitation:

(i)

the continued failure by the Executive to substantially perform his duties according to the terms of his employment (other than any such failure resulting from the Executive's Disability) after the Corporation has given the Executive reasonable notice of such failure and a reasonable opportunity to correct it;

(ii)

a breach of any provision in Article 5 (provided that the Corporation acts in good faith in determining that such a breach constitutes Just Cause) or a material breach of any other provision of this Agreement;

(iii)

the conviction of the Executive of an indictable offence or fraud; or

(iv)

fraud, theft or wilful misconduct by the Executive that relates to or affects the Corporation or the Executive's employment with the Corporation.

(m)

"Perquisites" means the perquisites set out in Schedule "C".

(n)

"Person" means any individual, corporation, limited liability corporation, limited or general partnership, joint venture, association, joint-stock corporation, trust, plan, unincorporated organization or government or any agency or political subdivisions thereof.

(o)

“Stock Option Plan” means the Stock Option Plan of the Corporation entered into on the 16th day of December 2013, as amended from time to time.

ARTICLE 2
EMPLOYMENT

2.1

Engagement

Subject to the terms and conditions hereof, the Corporation shall employ the Executive as the President of the Corporation, its Affiliates and Associates (as requested). In addition, the Executive will be nominated to and will sit on the Board of Directors. The Executive hereby accepts such employment in accordance with the terms and conditions of this Agreement. The Executive agrees to perform those duties and functions and have those responsibilities which are normally associated with his position, in addition to carrying out such other duties and responsibilities as are assigned to him from time to time by the Board of Directors.

2.2

Performance

The Executive shall devote substantially his full time, energy, skill and best efforts to the performance of his duties hereunder, in a manner which will faithfully and diligently further the business and interests of the Corporation.  Save and except the Executive’s position as President, Astro Aerospace, Ltd., the Executive agrees that prior to accepting any directorship, advisory role or other similar role with another company (except an Associate or Affiliate), the Executive shall obtain the written consent of the Corporation.  The Executive shall at all times comply with all applicable laws and all policies and instructions of the Corporation in effect from time to time unless any such policies are in direct conflict with the terms of this Agreement, in which case, the terms of this Agreement shall govern to the extent of the conflict.

2.3

Term

This Agreement shall be for an indefinite period and may be terminated by the Executive or the Corporation at will.

ARTICLE 3
REMUNERATION AND BENEFITS

3.1

Annual Salary

As consideration for the services provided herein, the Corporation shall pay to the Executive his Annual Salary, as defined in Schedule "A", (less applicable withholdings and deductions) in arrears by bi-weekly instalments during the term of this Agreement.

3.2

Discretionary Bonus

During the term of this Agreement and at the discretion of the Board of Directors, the Executive may also be paid a discretionary bonus, cash or otherwise, as additional remuneration for his services under this Agreement with the discretionary bonus entitlement to be determined at such a time as bonuses are scheduled for determination in accordance with with Company policy.

3.3

Stock Options

During the term of this Agreement and at the discretion of the Board of Directors acting on the recommendations of the Human Resources Committee (or any replacement committee), the Executive may also be granted options to purchase Common Shares in accordance with the Corporation's Stock Option Plan as defined as additional remuneration for his services under this Agreement.  All issuances shall be subject to applicable stock exchange approvals and shall be made in accordance with applicable securities legislation.

3.4

Expenses

The Corporation shall reimburse the Executive for all reasonable travelling and other expenses actually and properly incurred by him in connection with his duties hereunder in accordance with the Corporation's policies, provided that such expenses shall be subject to annual tabling before the Board of Directors, and such expenses may be subject to further verification by the Audit Committee of the Board of Directors.  For all such expenses, the Executive shall furnish the Corporation with such statements, receipts or other reasonable documentation and within the applicable time period as may be reasonably required by the Corporation.

3.5

Benefits

The Executive shall participate in all Benefits that the Corporation provides for its executives, unless such Benefits are relinquished by the Executive.  The Corporation shall provide Benefits in accordance with the formal plan documents or policies, and any issues with respect to entitlement or payment of Benefits shall be governed by the terms of such documents or policies establishing the Benefit in issue.

3.6

Perquisites

The Executive shall be entitled to participate in and receive the perquisites set out in Schedule "C" to this Agreement.

3.7

Vacation

The Executive shall be entitled to [four (4) weeks] paid annual vacation.

ARTICLE 4
TERMINATION OF EMPLOYMENT

4.1

Death

The Executive's employment and this Agreement shall be deemed terminated on death, at which time the Executive's personal representatives shall be entitled to receive the amount of unpaid Annual Salary to and including the date of death, any bonus declared but not yet paid, plus all expense reimbursements (in each case less applicable withholdings and deductions).

4.2

Termination by the Corporation for Just Cause and Resignation by the Executive Without Constructive Dismissal

(a)

The Corporation may, at any time, immediately terminate the Executive's employment for just cause without notice except as may be required under the provisions of the Employment Standards Act.

(b)

The Executive may resign his employment with the Corporation for any reason upon thirty (30) days written notice.  The Corporation may amend the duties of the Executive during the resignation notice period or not require the Executive to report to work.  The Corporation is not obligated to accept resignation notice in excess of thirty (30) days.

(c)

If the Executive's employment is terminated either by the Corporation for just cause or by the Executive other than for Constructive Dismissal, the Corporation shall pay to the Executive, within ten (10) business days following the Date of Termination, the amount of unpaid Annual Salary to and including the Date of Termination, any declared but unpaid bonus, and expense reimbursements (in each case less applicable withholdings and deductions).

4.3

Termination by the Corporation Without Just Cause or Termination by the Executive for Constructive Dismissal

(a)

The Corporation may, in its absolute discretion, immediately terminate the Executive's employment at any time without just cause for any reason.  At any time within 30  days following an event that constitutes a Constructive Dismissal hereunder, the Executive may terminate his employment with the Corporation upon thirty (30) days written notice.

(b)

If the Executive's employment is terminated either by the Corporation without just cause or by the Executive for Constructive Dismissal, then the Corporation shall pay to the Executive:

(i)

the amount of unpaid Annual Salary to and including the Date of Termination,

(ii)

all outstanding expense reimbursements,

(iii)

any bonus that has been declared but not yet paid, and

(iv)

Pay in lieu of notice of termination and severance pay, if applicable, and continuation of all entitlements for the minimum notice period required, all in accordance with US Law  and

(v)

within ten (10) business days of receipt of an executed release in the form of the Release attached as Schedule "D" to this Agreement, payment of the following, in each case less applicable withholdings and deductions (collectively, the "Termination Amount"):

(A)

a severance payment in the amount of 6 months Annual Salary, representing compensation for loss of employment, plus

(c)

Notwithstanding the provisions of any applicable stock option agreement, in the event of termination without Just Cause all vested stock options shall remain active, and all unvested stock options shall be cancelled on the Date of Termination.

4.4

Change of Control

(a)

In the event of a Change of Control of the Corporation:

(i)

the Corporation shall have the option, within seven (7) days of the Effective Date, to terminate the employment of the Executive effective immediately; and

(ii)

the Executive shall have the option, within seven (7) days of the Effective Date, to terminate his employment with the Corporation upon providing thirty (30) days written notice (which notice may be provided at any time during such 7-day period following the Effective Date).

(b)

If the Executive's employment is terminated by either the Corporation pursuant to Section 4.5(a) above, then:

(i)

the Corporation shall pay to the Executive, upon receipt of an executed release in the form of the Release attached as Schedule "D" to this Agreement, the Termination Amount payable to the Executive pursuant to Section 4.4(b); and

(c)

If neither the Corporation nor the Executive elects to exercise the option to terminate the Executive's employment pursuant to Section 4.5(a) above, the Executive's employment shall continue in accordance with the terms of this Agreement, or on such other terms as mutually agreed by the Corporation and the Executive.

4.5

Payment of Termination Amount

(a)

The Termination Amounts payable to the Executive pursuant to Sections 4.4(b) or 4.5(b) shall not be reduced in any respect in the event that the Executive shall secure or shall not reasonably pursue alternative employment following the termination of the Executive's employment.

(b)

The Executive will be entitled to elect to contribute a portion of the Termination Amount payable to the Executive pursuant to Sections 4.4(b) or 4.5(b) to a registered retirement savings plan as permitted under the Income Tax Act (Canada) and the Corporation shall cooperate in the payment of such contributions, subject to applicable eligibility limits.

4.6

Resignation from Offices and Directorships

Effective on the Date of Termination, the Executive shall resign from all offices and directorships in the Corporation and its Affiliates or Associates, save and except directorships of Affiliates and Associates that are public companies, and the Executive shall not be entitled to receive any payment or compensation for loss of office or directorship or otherwise by reason of the resignation.  If the Executive fails to resign as aforesaid, the Corporation is irrevocably authorized to remove him from all offices and directorships held, save and except those held with Affiliates or Associates which are public companies, and to sign any documents on his behalf and do any things necessary or requisite to give effect to such documents or resignation.

4.7

Options to Purchase Common Shares

Subject to the provisions of this Article 4 providing for accelerated vesting of the Executive's options to purchase Common Shares in certain circumstances, in the event of termination of the Executive's employment, any vested options to purchase Common Shares must be exercised in accordance with and shall expire in accordance with the Corporation’s Stock Option Plan, the applicable stock option agreements and "Confirmations" thereunder. Any unvested options shall be deemed cancelled.

4.8

Return of Property

On the Date of Termination, the Executive shall promptly surrender to the Corporation all information in whatever form (including all Confidential Information) and any other documents, materials, data, property, information and equipment belonging to the Corporation or relating to the Corporation's business in his possession, custody or control, and the Executive shall not thereafter retain or deliver to any other Person any of the foregoing or any summary or memorandum thereof.

ARTICLE 5
COMPETING INTERESTS, CONFIDENTIALITY AND
NON-SOLICITATION AND INVE NTIONS

5.1

No Breach of Proprietary Rights of Third Parties

(a)

The Executive represents and warrants to the Corporation that (i) the Executive's employment with the Corporation and his performance of this Agreement will not breach any agreement or other obligation with respect to the confidential or proprietary information of a third party; and (ii) the Executive is not bound by any written or oral agreement with any third party that conflicts with the Executive's employment with the Corporation or his obligations hereunder.

(b)

The Executive agrees that, during his employment with the Corporation and in the performance of his obligations hereunder, he shall not improperly bring to the Corporation or use any trade secrets or confidential or proprietary information of any third party or otherwise knowingly infringe on the proprietary rights of any third party.

5.2

Confidentiality

(a)

During the period of his employment with the Corporation and at any time thereafter, the Executive shall receive and hold all Confidential Information absolutely secret, undisclosed, in trust and in confidence, and shall comply with the Corporation's policies and guidelines and use his best efforts for the protection of Confidential Information.

(b)

The Executive shall not reveal or disclose to any Person outside the Corporation or use for his own benefit, whether by private communication or by public address or publication or otherwise, any Confidential Information without the Corporation's specific written authorization or except as required by a mandatory provision of applicable law, provided however, that prior to any unauthorized use or disclosure of Confidential Information that is required by law, the Executive shall give the Corporation reasonable prior notice of any disclosure of Confidential Information required by law and, if requested by the Corporation, shall use reasonable efforts to obtain a protective order or similar protection for the Corporation and shall permit and cooperate with any effort by the Corporation to obtain such an order.  The Executive shall take such action as is reasonably necessary to ensure that no other employee, agent, contractor or associate of the Corporation, or any family member of the Executive or other person discloses or permits the disclosure of any Confidential Information.

(c)

All originals, copies and other forms of Confidential Information, however and whenever produced, shall be the sole property of the Corporation, not to be removed from the premises or custody of the Corporation, except in the normal course of business, without in each instance first obtaining written consent or authorization of the Corporation.

(d)

This Agreement and all information and documents concerning the substance and terms of this Agreement shall be Confidential Information and shall be maintained in confidence and shall not be disclosed to any other Person without the Corporation's specific written authorization or as required by law.

5.3

Non Solicitation

(a) The Executive shall not, during the term of their employment or for a period of 24 months thereafter, directly or indirectly, contact or solicit any Designated Customer of the Corporation for the purpose of providing or causing to be provided to the designated customer any products offered by the Corporation. “Designated Customer” means a business, corporation, organization or person to whom the Corporation sold products to during the 24  month period immediately preceding the resignation or termination of the Executive.

(b)

The Executive shall not, during the term of their employment or for a period of 24 months thereafter directly or indirectly, employ or retain as an independent contractor any employee of the Corporation or induce or solicit or attempt to induce any such employee or contractor to leave the Corporation.

5.4

Acknowledgement

The Executive acknowledges and agrees that:

(a)

he will receive or will become eligible to receive substantial benefits and compensation as a result of his employment by the Corporation and its subsidiaries under this Agreement, which benefits and compensation are offered to him only because and on condition of his willingness to commit his best efforts and loyalty to the Corporation, including abiding by the terms and restrictions in this Article 5;

(b)

as a result of the acquisition of Confidential Information, the Executive will occupy a position of trust and confidence with the Corporation and its Affiliates and Associates;

(c)

the Executive's position of trust and knowledge of Confidential Information would enable the Executive to put the Corporation at a significant competitive disadvantage if the Executive breaches the restrictions in this Article 5;

(d)

irreparable damage would result to the Corporation if the provisions of this Article 5 hereof are not specifically enforced, and the Executive waives all defences to the strict enforcement thereof by the Corporation;

(e)

the Corporation shall be entitled to any appropriate legal, equitable, or other remedy, including injunctive relief, in respect of any failure or continuing failure on his part to comply with Article 5:

(f)

the restrictions contained in this Article 5 are reasonable and valid based on the nature of the Executive's position with the Corporation; and

(g)

any breach of this Article 5 shall constitute grounds for termination of the Executive's employment for Just Cause.

5.5

Survival

Notwithstanding the termination of this Agreement and the Executive's employment, the provisions of this Article 5 shall survive such termination and be continuing obligations.

ARTICLE 6
GENERAL

6.1

Enurement

This Agreement shall enure to the benefit of and be binding upon the Corporation, its successors and permitted assigns, and the Executive and his personal representatives. Neither the Executive nor the Corporation may assign its rights hereunder to another Person without the consent of the other party.

6.2

Notices

Any notice required or permitted to be given under this Agreement shall be in writing and shall be properly given if delivered personally, by telecopy, by prepaid courier service or by certified or prepaid registered mail, addressed as follows (or to such other address provided by one party to the other party):

Executive:	Brandon Robinson 3187 Highway 35 Lindsay, Ontario, K9V 4R1 Email: brandon@horizonaircraft.com
Corporation:	Astro Aerospace Ltd. 320 W. Main Street Lewisville, Texas, 75057 Attention: Bruce Bent, Chief Executive Officer Email: bruce.bent@matthewssouthwest.com
With Copy To:	Gowling WLG (Canada) LLP 50 Queen St N #1020 Kitchener, ON N2H 6M2 Attention: Todd Bissett, Partner Email: todd.bissett@gowlingwlg.com

Any such notice shall be deemed to be received (i) on the date of delivery, if delivered by hand, (ii) one (1) business day after delivery, if delivered by courier, (iii) one (1) business day following receipt of an appropriate electronic confirmation, if sent by telecopy, and (iv) five (5) business days following the date of mailing, if mailed.

6.3

Governing Laws

This Agreement shall be governed by and construed in accordance with the laws in force in the State of Nevada.

6.4

Entire Agreement

This Agreement shall constitute the entire agreement between the Executive and the Corporation in respect of the matters set forth herein.  Except as otherwise specified herein or in writing by the Corporation after the date hereof, to the extent of any conflict or inconsistency between the terms of this Agreement and any other agreement or document between the Executive and the Corporation or otherwise related to the Executive's employment with the Corporation, this Agreement shall govern to the extent of such inconsistency or conflict.

6.5

Severability

The provisions of this Agreement shall be deemed severable.  If any provision of this Agreement shall be held unenforceable by any court of competent jurisdiction, such provision shall be modified to the extent necessary to be enforceable, and the remaining provisions shall remain in full force and effect.

6.6

Amendments and Waivers

All modifications, amendments and supplements to this Agreement must be made in writing and signed by both parties.  No waiver by any party hereto of any provision hereof or of any breach of this Agreement shall be effective or binding unless such waiver is in writing, and any such waiver shall not limit or affect such party's rights with respect to any future breach.

6.7

Counterparts

This Agreement may be signed in two (2) counterparts, each of which shall be deemed an original and both of which shall together constitute the same instrument.

6.8

Legal Advice

The Executive acknowledges having had the opportunity to seek independent legal advice in connection with negotiation and execution of this Agreement.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto:

ASTRO AEROSPACE LTD. Per: /s/Bruce Bent Bruce Bent, CEO

Employee:
/s/Eric Brandon Robinson
Witness to the signature of Brandon Robinson	BRANDON ROBINSON

SCHEDULE "A"

ANNUAL SALARY

The Annual Salary of the Executive, shall be as established by the Board of Directors and in force and effect as at the 28th day of May 2021, which is initially $275,000.00 and thereafter shall be such other amount as may be determined by the Board of Directors in its review of the Annual Salary in the fourth quarter of each fiscal year to be effective January 1 of the following year, or as otherwise adjusted during any given calendar year.

From time to time the Board of Directors may decided to allocate funds based on performance of the Executive into a management bonus. The timing, amount and other factors involved in such a decision are solely at the discretion of the Board of Directors and the Compensation Committee Chair.

In addition, subject to the approval of the Board of Directors, Executive will be granted Common

Stock and/or Options. The Option will be granted under stock plan (as amended from time to time, the Plan ) and related stock option documents. The Option is intended to be an incentive stock option (within the meaning of Section 422 of the Internal Revenue Code of 1986,

as amended (the Code ) to the greatest extent permitted under the Code. The Option will have an exercise price per share equal to the fair market value of one share of common stock on the date of grant, as determined by the Board of Directors. As a condition of receipt of the Option, Executive will be required to sign standard form of stock option agreement (the

Option Agreement ) and the Option will be subject to the terms and conditions of the Plan, the

Option Agreement and this Agreement. The Option will vest over a three-year period from the Effective Date subject to Executive’s continued Service (as defined in the Plan).

 SCHEDULE "B"

BENEFITS

The Executive shall be entitled to receive the following Benefits during the term of his employment under this Agreement, unless such Benefits are relinquished by the Executive with his consent:

1.

Medical and dental; and

2.

Any other benefits which may be made available to employees or other executives of the Corporation from time to time during the term of this Agreement, including but not limited to life or disability insurance and pension benefits.

B-1

SCHEDULE "C"

PERQUISITES

The Executive shall be entitled to receive the following Perquisites during the term of his employment under this Agreement:

Reimbursement of all reasonable expenses incurred by the Executive in carrying out his duties including but not limited to travel expenses (accommodation and meals) and entertainment expenses as per Company policy.

C-1

SCHEDULE "D"

RELEASE

1.

RELEASE

From and after the Effective Date (defined below) and in consideration of the sum of

 Dollars $      , less amounts withheld and paid to the Canada Customs and Revenue Agency pursuant to the provisions of the Income Tax Act (Canada) (the "Severance Amount"), and other good and valuable consideration, the receipt of which is hereby acknowledged, I,                   , do for myself and my heirs, executors, administrators, personal representatives and assigns (hereinafter collectively referred to as "I") forever release, remise and discharge ● its partners, affiliates, subsidiaries, successors, predecessor companies (collectively the "Corporation") and the Corporation's directors, shareholders, employees, agents, insurers and assigns from any and all actions, causes of actions, contracts (whether express or implied), claims and demands for damages, suits, debts, sums of money, indemnity, expenses, interest, costs and claims of any and every kind and nature whatsoever, at law or in equity, which I ever had or now have, or which I or my heirs, successors or personal representatives may hereafter have, by reason of or existing out of any causes whatsoever existing up to and inclusive of the date of this Release, including but without limiting the generality of the foregoing:

(a)

my employment with the Corporation;

(b)

the termination of my employment with the Corporation;  April ●, 2021, between the Corporation and me (the "Executive Employment Agreement");

(c)

any claims to any statute or regulation of Canada or any Province including the Ontario Employment Standards Code or the Ontario Human Rights Code ;

(d)

any and all claims for damages, salary, wages, termination pay, severance pay, vacation pay, bonuses, expenses, allowances, any shares, stock options or other rights to purchase shares or trust units granted by the Corporation, insurance including disability coverages or any other benefits (or loss thereof) arising out of my employment with the Corporation; and

(e)

all such further costs, expenses or damages which may properly be alleged to arise in respect of my employment with and the cessation of my employment with the Corporation.

Notwithstanding anything contained herein, this Release shall not extend to or affect, or constitute a release of any right that I may have in respect of:

(a)

any corporate indemnity existing by statute, contract or pursuant to any of the constating documents of the Corporation provided in my favour in respect of my having acted at any time as a director or officer of the Corporation;

(b)

my entitlement to any insurance maintained for the benefit or protection of the directors and/or officers of the Corporation, including without limitation, any directors' and officers' liability insurance; or

(c)

my entitlement to any amounts pursuant to Article 4 of the Executive Employment Agreement.

2.

NO ADMISSION

I acknowledge that the payment of the Severance Amount to me pursuant to the above paragraph does not constitute any admission of liability by or on behalf of the Corporation.

3.

INDEMNITY FOR TAXES

I further agree that, for the aforesaid payment, I will save harmless and indemnify the Corporation from and against all claims, taxes or penalties and demands which may be made by the Minister of National Revenue requiring the Corporation to pay income tax under the Income Tax Act (Canada) (or by any other government authority under any similar legislation in any country or subdivision thereof), in respect of income tax payable in excess of the income tax previously withheld; and in respect of any and all claims, charges, taxes or penalties and demands which may be made on behalf of or related to the Employment Insurance Commission or the Canada Pension Commission (or by any other similar government authority in any country or subdivision thereof) under the applicable statutes and regulations, with respect to any amount which may, in the future, be found to be payable by the Corporation on my behalf.

4.

EMPLOYMENT STANDARDS ACT

I acknowledge receipt of all wages, overtime pay, vacation pay, general holiday pay, bonuses, benefits, pay in lieu of notice of termination of employment, severance and other compensation that I am entitled to by virtue of the Ontario Employment Standards Act (or under any similar legislation in any country or subdivision thereof) or pursuant to any other labour standards legislation or common law, and I further confirm that there are no entitlements, overtime pay or wages due and owing to myself by the Corporation.

5.

BENEFITS AND INSURANCE CLAIMS

I acknowledge and agree that all of my employment benefits will cease on [date] and I further acknowledge and agree that I have no further claim against the Corporation for benefits or damages arising from the cessation of benefits.  I fully accept sole responsibility to replace those benefits that I wish to continue and to exercise conversion privileges where applicable with respect to benefits.  In the event that I become disabled, I covenant not to sue the Corporation for insurance or other benefits, or for loss of benefits.  I hereby release the Corporation from any further obligations or liabilities arising from my employment benefits.

6.

HUMAN RIGHTS

I acknowledge that I have not been discriminated against on any grounds under the Ontario Human Rights Code (or under any similar legislation in any country or subdivision thereof).  I agree not to file a human rights complaint against the Corporation arising from my employment or termination of employment.   I confirm I have not and will not file a human rights complaint involving my employment and/ or termination of employment with the .

NON-DISCLOSURE

I agree that I will not divulge or disclose, directly or indirectly, the contents of this Release or the terms of settlement relating to my ceasing to be employed with the Corporation to any person, including but without limiting the generality of the foregoing, to employees or former employees of the Corporation, except my legal and financial advisors and my immediate family, on the condition that they maintain the confidentiality thereof, except as may be required by law.

7.

COMPLIANCE WITH EMPLOYMENT AGREEMENT

I continue to be bound by the provisions of Article 5 of my Employment Agreement notwithstanding the termination of my employment and the Employment Agreement.  I agree that I will comply with the restrictions set forth in Article 5 of my Employment Agreement for the applicable time periods set forth therein.  I acknowledge and agree that such restrictions are reasonable and properly required for the adequate protection of the business of the Corporation and in the event that the time limit is deemed to be unreasonable by a court of competent jurisdiction, I agree to the reduction of the time limit to a period as the court shall deem to be reasonable.

8.

FURTHER CLAIMS

I agree that I will not make claim or take proceedings against any other person or entity that might claim contribution or indemnity under the provisions of any statute or otherwise against the Corporation or any individual or entity discharged through this Release.

9.

UNDERSTANDING

I hereby declare that I have had the opportunity to seek independent legal advice with respect to the matters addressed in this Release and the terms of settlement which have been agreed to by the Corporation and me, and I fully understand this Release and the terms of settlement.  I hereby voluntarily accept the terms for the purpose of making full and final compromise, adjustment and settlement of all claims as aforesaid.

10.

COMPLETE AGREEMENT

I understand and agree that this Release contains the entire agreement between the Corporation and me regarding my termination and that the terms of this Release are contractual and not a mere recital.

DATED at n, Ontario this _____ day of April, 2021.

WITNESS	BRANDON ROBINSON

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